Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of October 1, 2015 (the “Agreement”), is by and between CSW Industrials, Inc., a Delaware corporation (the “Company”), and Joseph B. Armes (the “Executive”).

WHEREAS, the Company desires to employ the Executive as Chief Executive Officer of the Company, and the Executive desires to accept employment with the Company in such position, under the terms and conditions of this Agreement; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship between the Executive and the Company.

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

2. Term. The term of the employment by the Company of the Executive pursuant to this Agreement will commence on October 1, 2015 (the “Effective Date”) through September 30, 2017 (such period, the “Initial Term”), and thereafter will be automatically extended on each anniversary of the Effective Date for additional successive one-year periods, until such time as the Executive’s employment hereunder is terminated pursuant to Section 9 (the term of such employment being referred to herein as the “Employment Term”).

3. Position.

(a) During the Employment Term, the Executive will serve as Chief Executive Officer of the Company, in which role the Executive will serve as the senior-most executive officer of the Company, with such duties, responsibilities and authority as are commensurate with such position. The Executive will report to, and will be subject to the direction and supervision of, the Board of Directors of the Company (the “Board”). The Executive agrees to serve, without any additional compensation, as a member of the board of directors and/or officer of any subsidiary of the Company as reasonably requested by the Board.

(b) The Executive currently serves as a member of the Board. The Company will, during the Employment Term, continue to nominate the Executive for re-election as a member of the Board at each applicable stockholders meeting of the Company at which the Executive’s current term as a member of the Board would otherwise expire. The Executive will additionally serve as the Chairman of the Board for no less than the Initial Term. If the Executive’s employment is terminated for any reason, whether such termination is voluntary or involuntary, the Executive will, if so requested by the Board, tender his resignation as a member of the Board.

4. Duties. During the Employment Term, the Executive will devote his full business time and attention to the business and affairs of the Company and its subsidiaries; provided, however, that the Executive will be permitted, so long as such activities do not unreasonably interfere with the Executive’s performance of his duties and obligations hereunder, to (i) serve on the board of directors of up to three for-profit entities, subject to prior Board approval thereof, which approval will not be unreasonably withheld, (ii) engage and serve such civic, community, charitable, educational or religious organizations as the Executive may reasonably select, and (iii) manage the Executive’s personal, financial and legal affairs. The Company acknowledges and agrees that the Board has approved, in accordance with this Section 4, the Executive’s continued service on the boards of directors listed on Schedule A hereto.

5. Salary and Bonus.

(a) During the Employment Term, the Company will pay to the Executive an annual base salary of $500,000, as the same may be increased from time to time at the discretion of the Board or the Compensation Committee thereof (the “Base Salary”). The Base Salary will be payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.

(b) During the Employment Term, the Executive will have an annual incentive opportunity, under the Company’s annual incentive plan in effect from time to time for its senior executive officers, based on a target incentive opportunity of 150% of the Executive’s then-effective Base Salary and a maximum incentive opportunity of 300% of the Executive’s then-effective Base Salary, subject to the attainment of one or more pre-established performance goals established by the Board (or the Compensation Committee thereof) in its sole discretion.

6. Benefit Plans. During the Employment Term, the Executive will be entitled to participate in any employee benefit plans maintained by the Company, subject to the terms of the applicable plans, including (i) Company-sponsored health, life and other insurance plans, (ii) Company pension, profit-sharing, and 401(k) plans, (iii) Company equity-based incentive plans, and (iii) such other usual and customary benefits accorded to the senior executive officers of the Company as a group, in each case on no less favorable terms and conditions than those applying to other senior executive officers of the Company.

7. Vacation. During the Employment Term, the Executive will be entitled to paid vacation in accordance with the Company’s standard vacation accrual policies for its senior executive officers as in effect from time to time; provided that the Executive will during each calendar year be entitled to at least four weeks of such vacation.

8. Business Expenses. The Executive will be reimbursed for all reasonable travel, entertainment and other business expenses incurred by him in connection with his employment following timely submission by the Executive of receipts and other documentation in accordance with the Company’s normal expense reimbursement policies.

9. Termination of Employment. The Executive’s employment by the Company pursuant to this Agreement will not be terminated except as set forth in this Section 9.

(a) Death. The Executive’s employment pursuant to this Agreement will be automatically terminated upon the death of the Executive.

(b) Disability. The Executive’s employment pursuant to this Agreement may be terminated by the Company in the event of a Disability. “Disability” means the inability of the Executive to perform his material duties hereunder on a full time basis due to a physical or mental illness or incapacity for 180 days in any 365-day period, as determined in the reasonable discretion of the Board and as certified by a physician mutually selected by the Company and the Executive (or the Executive’s representative).

(c) By the Company for Cause. The Executive’s employment pursuant to this Agreement may be terminated at any time by the Company for Cause. “Cause” means the occurrence of any of the following: (i) the Executive’s commission of any act or acts of personal dishonesty intended to result in substantial personal enrichment of the Executive to the detriment of the Company; (ii) the Executive’s conviction of, or entry into a plea of nolo contendere to, a felony; (iii) the Executive’s repeated failure to perform his responsibilities hereunder that are demonstrably willful and deliberate, provided that such failures have continued for more than 30 days following written notice thereof delivered to the Executive by the Board; (iv) the Executive’s intentional, repeated or continuing violation of any of the Company’s material policies or procedures that occurs or continues beyond 30 days after written notice thereof to the Executive by the Board; or (v) any material breach of this Agreement by the Executive, provided that such breach is not corrected, to the extent correctible, within 30 days following written notice thereof to the Executive by the Board.

(d) By the Company Without Cause. The Executive’s employment pursuant to this Agreement may be terminated by the Company without Cause at any time following the expiration of the Initial Term.

(e) By the Executive for Good Reason. The Executive’s employment pursuant to this Agreement may be terminated by the Executive at any time for Good Reason. “Good Reason” means the occurrence of any of the following: (i) a material diminution in the Executive’s Base Salary or bonus opportunity hereunder; (ii) a reduction in the Executive’s title or material diminution in his authority, duties or responsibilities hereunder, including, without limitation, a requirement that Executive report to anyone other than the Board (or if the Company has a parent entity, anyone other than the board of directors of the applicable ultimate parent entity); (iii) the relocation of the principal executive offices of the Company to a location that is greater than 35 miles from the Executive’s current place of residence, as determined on a linear basis; or (iv) any action or inaction that constitutes a material breach of this Agreement by the Company; provided that (A) the Executive shall have given the Company notice of the existence of an event described above not later than 90 days following the initial occurrence thereof, (B) the Company shall not have remedied such event within 30 days of receiving the notice described in the preceding clause (A), and (C) the Executive shall have delivered written notice of termination for Good Reason within 12 months of the end of the cure period described in the preceding clause (B).

(f) By the Executive Without Good Reason. The Executive’s employment pursuant to this Agreement may be terminated by the Executive without Good Reason at any time following the expiration of the Initial Term.

(g) Date of Termination. The effective date of the termination of employment of the Executive pursuant to this Agreement (the “Date of Termination”) will be (i) if the Executive’s employment is terminated pursuant to Section 9(a), the date of his death, (ii) if the Executive’s employment is terminated by the Company pursuant to Section 9(b), Section 9(c) or Section 9(d), the 90th day following the Company’s delivery of written notice of such termination to the Executive, and (iii) if the Executive’s employment is terminated by the Executive pursuant to Section 9(e) or Section 9(f), the 90th day following the Executive’s delivery of written notice of such termination to the Company.

10. Consequence of Termination.

(a) Death or Disability. In the case of termination of the Executive’s employment hereunder pursuant to Section 9(a) or Section 9(b), the Executive will receive (i) all Base Salary to be paid to the Executive under this Agreement through the Date of Termination, (ii) any unpaid benefits (including death benefits) to which the Executive is entitled under any employee benefit plan, policy or program of the Company applicable to the Executive as of the Date of Termination, (iii) in the event the Date of Termination occurs after the completion of any fiscal year, but prior to the date any cash bonus related to such fiscal year has been determined or paid to the Executive, the amount of the cash bonus related to such fiscal year that the Executive would have otherwise been entitled to receive had the Executive’s employment not been terminated, and (iv) the amount of any target cash bonus for the fiscal year in which the Date of Termination occurs, pro-rated based on the portion of the applicable fiscal year that the Executive worked for the Company. The amounts referred to in clauses (i) through (iii) above will be paid to the Executive when the same would have been paid to the Executive in the absence of such termination, and the amount referred to in clause (iv) will be paid to the Executive within 60 days following the Date of Termination. Further, all unvested equity-based awards held by the Executive as of the Date of Termination will immediately vest in full, except in the case of awards that remain subject to objective performance-based determinations, in which case such awards will remain outstanding and will immediately vest upon, and to the extent of, the determination that such performance criteria have been satisfied. All stock options held by the Executive as of the Date of Termination will remain exercisable for one year following the later of the Date of Termination or the date such awards vest as provided above.

(b) Termination without Cause or for Good Reason. In the case of termination of the Executive’s employment hereunder pursuant to Section 9(d) or Section 9(e), the Executive will receive (i) all Base Salary to be paid to the Executive under this Agreement through the Date of Termination, (ii) a lump sum payment equal to two times the sum of (A) the Executive’s then current Base Salary or such higher Base Salary as in effect within the 12 months preceding the termination and (B) the Executive’s annual bonus for the preceding fiscal year or the target bonus for the then current fiscal year, whichever is great, (iii) any unpaid benefits to which the Executive is entitled under any employee benefit plan, policy or program of the Company applicable to the Executive as of the Date of Termination, (iv) in the event the Date of Termination occurs after the completion of any fiscal year, but prior to the date any cash bonus related to such fiscal year has been determined or paid to the Executive, the amount of the cash bonus related to such fiscal year that the Executive would have otherwise been entitled to receive had the Executive’s employment not been terminated, (v) the amount of any target cash bonus for the fiscal year in which the Date of Termination occurs, pro-rated based on the portion of the applicable fiscal year that the Executive worked for the Company, and (vi) reimbursement for the costs of continuation of medical and dental insurance coverage for the Executive and his eligible dependents under the Company’s health insurance plans in effect on the Date of Termination, or following the date that the Executive and his dependents no longer are eligible to participate in such plans, under comparable health insurance purchased by the Executive, for a period of 24 months following the Date of Termination. The amounts referred to in clauses (i), (iii) and (iv) above will be paid to the Executive when the same would have been paid to the Executive in the absence of such termination, and the amount referred to in clauses (ii) and (v) will be paid to the Executive within 60 days following the Date of Termination. The Executive will be reimbursed for incurred costs pursuant to clause (vi) within 30 days of submission to the Company of reasonable documentation of any costs so incurred. Further, all unvested equity-based awards held by the Executive as of the Date of Termination will immediately vest in full, except in the case of awards that remain subject to objective performance-based determinations, in which case such awards will remain outstanding and will immediately vest upon, and to the extent of, the determination that such performance criteria have been satisfied. All stock options held by the Executive as of the Date of Termination will remain exercisable for one year following the later of the Date of Termination or the date such awards vest as provided above.

(c) Termination with Cause or without Good Reason. If the Executive’s employment hereunder is terminated pursuant to Section 9(c) or Section 9(f), the Executive will be entitled to receive (i) all Base Salary to be paid to the Executive under this Agreement through the Date of Termination and (ii) any unpaid benefits to which the Executive is entitled under any employee benefit plan, policy or program of the Company applicable to the Executive as of the Date of Termination.

11. Representations.

(a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

(b) The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

12. Assignment. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be transferred, assigned, pledged, encumbered, or hypothecated by the Executive without the prior written consent of the Company, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement will inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, will be paid to the Executive’s estate. This Agreement and the rights and interests of the Company hereunder may not be transferred or assigned by the Company without the prior written consent of the Executive, except that any successor to the Company by merger or purchase of all or substantially all of the Company’s assets shall assume this Agreement.

13.	Restrictive Covenants.

(a) Confidentiality. During the course of the Executive’s employment with the Company, the Executive will learn and otherwise acquire confidential information (as described below) of the Company. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company or any of its subsidiaries or their respective businesses, or received from third parties subject to a duty on the part of the Company or any of its subsidiaries to maintain the confidentiality of such information, in each case which shall have been obtained by the Executive during the Executive’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive, (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive, or (iii) the Executive is required to disclose by applicable law, regulation or legal process, provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information.

(b) Non-Competition. During the Executive’s employment hereunder and for a period of 24 months thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or in any material business in which the Company or any of its subsidiaries is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged on or after such date, in any locale of any country in which the Company conducts such business. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than five percent of the equity securities of a publicly traded corporation or other entity engaged in a business that is in competition with the Company or any of its subsidiaries, so long as the Executive has no active participation in the business of such corporation or other entity. In addition, the provisions of this Section 13(b) shall not be violated by the Executive commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates so long as the Executive and such subsidiary, division or unit do not engage in a business in competition with the Company or any of its subsidiaries or affiliates.

(c) Nonsolicitation. For a period of 24 months following the termination of the Executive’s employment hereunder, the Executive will not solicit, aid or induce any executive or key employee of the Company or any of its subsidiaries to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, or hire or retain any such executive officer or key employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such executive officer or key employee.

(d) Return of Company Property. On the date of the Executive’s termination of employment with the Company for any reason, the Executive shall return all property belonging to the Company or its subsidiaries (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive may retain the Executive’s Outlook contacts and similar address books, provided that such items only include contact information and/or personal information not belonging to the Company.

(e) Company Remedies. The Executive and the Company agree that damages for breach of any of the covenants under this Section 13 will be difficult to determine and inadequate to remedy the harm which may be caused thereby, and therefore consent that these covenants may be enforced by temporary or permanent injunction without the necessity of bond. The Executive believes, as of the date of this Agreement, that the provisions of this Agreement are reasonable and that the Executive is capable of gainful employment without breaching this Agreement. However, should any court or arbitrator decline to enforce any provision of this Section 13, this Agreement shall, to the extent applicable in the circumstances before such court or arbitrator, be deemed to be modified to restrict the Executive’s competition with the Company to the maximum extent of time, scope and geography which the court or arbitrator shall find enforceable, and such provisions shall be so enforced.

14. Clawback. Notwithstanding anything herein to the contrary, any incentive-based compensation payable to the Executive hereunder or pursuant to any other agreement or arrangement with the Company shall be subject to reduction, cancellation, forfeiture or recovery by the Company as and to the extent required by any applicable law, government regulation, or stock exchange listing requirement (or any policy of the Company adopted in accordance with the requirements of such law, government regulation, or stock exchange listing requirement).

15. Parachute Payments. Any provision of the Agreement to the contrary notwithstanding, if any payments or benefits the Executive would receive from the Company pursuant to the Agreement or otherwise (collectively, the “Payments”) would, either separately or in the aggregate, (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be equal to the Reduced Amount. The “Reduced Amount” will be either (1) an amount equal to the largest portion of the Payments that would result in no portion of any of the Payments (after reduction) being subject to the Excise Tax or (2) the entire amount of the Payments, whichever amount, as between (1) and (2), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payments. If a reduction in the Payments is to be made so that the amount of the Payments equals the Reduced Amount, (x) the Payments will be paid only to the extent permitted under the Reduced Amount alternative, and the Executive will have no rights to additional payments and/or benefits constituting the Payments, and (y) reduction in payments and/or benefits will occur in the following order and in a manner intended to comply with Section 409A of the Code (as determined by the Company): (1) reduction or elimination of cash severance benefits that are subject to Section 409A of the

Code; (2) reduction or elimination of cash severance benefits that are not subject to Section 409A of the Code; (3) cancellation or elimination of accelerated vesting of equity awards subject to performance vesting (other than stock options); (4) cancellation or elimination of accelerated vesting of all other equity awards (other than stock options); (5) reduction or elimination of any remaining Payments that are subject to Section 409A of the Code; (6) reduction or elimination of any remaining Payments that are not subject to Section 409A of the Code; and (7) cancellation of accelerated vesting of stock options. In the event that acceleration of vesting of equity award compensation is to be reduced or eliminated, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards. In no event will the Company or any stockholder be liable to the Executive for any amounts not paid as a result of the operation of this Section 15. All computations and determinations called for by this Section 15 shall be made by tax counsel or a nationally recognized accounting firm appointed by the Company (the “Tax Advisor”). If the Tax Advisor so engaged by the Company is serving as accountant or auditor for the acquirer, the Company will appoint another Tax Advisor to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by the Tax Advisor required to be made hereunder. The Tax Advisor engaged to make the determinations hereunder will provide its preliminary calculations, together with detailed supporting documentation, to the Company and the Executive as promptly as reasonably practicable following a request by the Company or the Executive. No portion of the Payments shall be taken into account which in the opinion of the Tax Advisor does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2), including by reason of Code Section 280G(b)(4)(A). The Executive shall have the right to review and submit such calculation and supporting documentation to his own tax consultant for review. If the Executive’s tax consultant disagrees with such calculations and such objection is submitted to the Tax Advisor in writing in reasonable detail within five business days of the provision of the preliminary calculation, the Tax Advisor shall be obligated to consider any issues raised by the Executive’s tax consultant in good faith before making any final determination hereunder. Any good faith determinations of the Tax Advisor made hereunder will be final, binding and conclusive upon the Company and the Executive.

16. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersede any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. To the extent that any term or provision of any other document or agreement executed by the Executive with or for the Company during the Employment Term conflicts or is inconsistent with this Agreement, the terms and conditions of this Agreement shall prevail and supersede such inconsistent or conflicting term or provision, except to the extent, if any, expressly provided otherwise in such other document or agreement with specific reference to this Agreement.

17. Amendment, Modification or Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

18. Notices. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing.

To the Executive at:

Joseph B. Armes

6810 Mimosa Lane

Dallas, Texas 75230

To the Company at:

CSW Industrials, Inc.

5400 Lyndon B. Johnson Freeway, Suite 1300

Dallas, Texas 75240

Attention: Board of Directors

Any notice delivered personally or by courier under this Section 18 will be deemed given on the date delivered.

19. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.

20. Governing Law. This Agreement will be governed by and construed under the internal laws of the State of Texas, without regard to its conflict of laws principles.

21. Jurisdiction and Venue. This Agreement will be deemed performable by all parties in, and jurisdiction and venue will exclusively be in the state or federal courts located in Dallas County, Texas. The Executive and the Company hereby consent to the personal jurisdiction of these courts and waive any objections that such venue is objectionable or improper.

22. Expenses. If any dispute should arise under this Agreement between the Company and the Executive, the Company shall pay (promptly upon demand by the Executive accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorneys’ fees) incurred by Executive in connection with such dispute if the Executive should prevail in such dispute.

23. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

24. Withholding. All payments to the Executive under this Agreement will be reduced by all applicable withholding required by federal, state or local law.

25. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

26. Section 409A of the Code.

(a) Notwithstanding any other provision to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(b) It is intended that (i) each payment or installment of payments provided under this Agreement will be a separate “payment” for purposes of Section 409A of the Code and (ii) that the payments will satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two-year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Agreement, if (i) on the date the Executive’s employment with the Company terminates or at such other time that is relevant under Section 409A of the Code, the Company determines that the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) the Company determines that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments will be delayed until the date that is six months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company or, if earlier, the date of the Executive’s death. Any payments delayed pursuant to this Section 26(b) will be made, without interest, in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if earlier, the date of the Executive’s death and any remaining payments required to be made under this Agreement will be paid upon the schedule otherwise applicable to such payments under the Agreement.

(c) Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(d) It is intended that the Agreement, to the extent practicable, comply and be interpreted in accordance with Section 409A of the Code, and the Company shall, as necessary, adopt such conforming amendments as are necessary to comply with Section 409A of the Code without reducing the benefits payable hereunder without the express written consent of the Executive.

(e) To the extent that any reimbursement, fringe benefit or other similar plan or arrangement in which the Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iii) any such reimbursement or payment may not be subject to liquidation or exchange for another benefit, all in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations.

(f) By accepting this Agreement, the Executive hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to the Executive hereunder. Further, by the acceptance of this Agreement, the Executive acknowledges that (i) the Executive has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to the Executive hereunder, (ii) the Executive retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to the Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate the Executive for any violation of Section 409A of the Code that my occur in connection with this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of date set forth above.

CSW INDUSTRIALS, INC.

By:	/s/ Christopher J. Mudd
Name:	Christopher J. Mudd
Title:	Senior Vice President, Operations, President and Chief Operating Officer

/s/ Joseph B. Armes
Joseph B. Armes

Schedule A

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American Beacon Mutual Funds (Trustee)

A-1